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                                                                 Exhibit (a)(23)


                          IMMEDIATE ATTENTION REQUIRED

November 24, 1999

RE: AMWAY CORPORATION PROFIT-SHARING AND 401(K) PLAN

Dear Plan Participant:

         Our records reflect that, as a participant in the plan above (the "Plan"), a portion of your individual account is invested in American Depositary Shares ("ADSs") each representing one-half of one share of the common stock of Amway Japan Limited (the "Company"). It has come to our attention that N.A.J. Co., Ltd. has initiated an offer to purchase all outstanding shares of common stock of Amway Japan Limited, including shares represented by ADSs. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to tender the ADSs of Amway Japan Limited credited to your individual account under the Plan.

         Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials describe an offer to purchase any and all shares of common stock of Amway Japan Limited, including shares represented by ADSs, at a price of (Y)1,490 per share (the purchase price for each ADS will equal one-half of this price ((Y)745), and will be payable in and converted to U.S. dollars).

         YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY INSTITUTIONAL RETIREMENT SERVICES COMPANY IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 13, 1999, UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TENDER OFFER DESCRIBED BELOW. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.

         The remainder of this letter summarizes the transaction, your rights under the Plan, the procedures for completing the Direction Form, and the elimination of Amway Japan Limited as an investment option in the Plan. You should also review the more detailed explanation provided in the other materials enclosed with this letter, including the Offer to Purchase and the related blue Letter of Transmittal.

BACKGROUND

         N.A.J. Co., Ltd. (the "Purchaser"), a subsidiary of ALAP Hold Co.,
Ltd., itself an entity controlled and beneficially owned by the principal shareholders of the Company, has made a tender offer to purchase all outstanding shares of common stock, without par value, of Amway Japan Limited (the
"Shares"), at a price of (Y)1,490 per Share. The enclosed Offer to Purchase dated November 18, 1999 (the "Offer to Purchase") and the enclosed Letter of Transmittal, set forth the objectives, terms and conditions of the tender offer (the "Offer") and are being provided to all of the Company's shareholders.
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         The Purchaser's Offer to Purchase extends to the ADSs held by the Plan.
As of November 12, 1999, the Plan held approximately 91,502 ADSs. Only Fidelity, as trustee of the Plan, can tender these ADSs in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the ADSs credited to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender ADSs credited to participant accounts in accordance with participant instructions and, except as described below in the ELIMINATION OF AMWAY JAPAN LIMITED AS PLAN INVESTMENT OPTION section, Fidelity will not tender ADSs credited to participant accounts for which it does not receive timely INSTRUCTIONS. IF YOU DO NOT COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY ON A TIMELY
BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER.

         Please note that the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreement between Amway Corporation and Fidelity, prohibit the sale of ADSs to the Company for less than "adequate consideration," which Fidelity will determine based on the prevailing or closing market price of the ADSs on or about the date the ADSs are tendered by Fidelity pursuant to the Offer (the "prevailing or closing market price"). Accordingly, depending on the prevailing or closing market price of the ADSs on or about such date, Fidelity may be unable to tender ADSs in accordance with participant directions and will instead sell the ADSs in the market.

         A tender of ADSs credited to your individual account under the Plan can be made only by Fidelity as the holder of record. DO NOT COMPLETE THE BLUE LETTER OF TRANSMITTAL; IT IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER DIRECTLY ADSS CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. IF YOU WISH TO DIRECT FIDELITY CONCERNING THE TENDER OF YOUR ADSS IN THE PLAN, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM.

         FIDELITY MAKES NO RECOMMENDATION AS TO WHETHER TO DIRECT THE TENDER OF ADSS OR WHETHER TO REFRAIN FROM DIRECTING THE TENDER OF ADSS. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

CONFIDENTIALITY

         TO ASSURE THE CONFIDENTIALITY OF YOUR DECISION, FIDELITY AND ITS AFFILIATES OR AGENTS WILL TABULATE THE DIRECTION FORMS. NEITHER FIDELITY NOR ITS AFFILIATES OR AGENTS WILL MAKE THE RESULTS OF YOUR INDIVIDUAL DIRECTION AVAILABLE TO THE PURCHASER OR THE COMPANY.

PROCEDURE FOR DIRECTING TRUSTEE

         A Direction Form for making your direction is enclosed. Please note that on the reverse side of the Direction Form the number of ADSs credited to your individual account as of November 12, 1999 is indicated to the right of your address. For purposes of the final tabulation, Fidelity will apply your instructions to the number of ADSs credited to your account as of November 30, 1999, the date that transactions in your account with respect to ADSs will be frozen as described in the Effect of Tender on Your Account Section or as of a later date if the Offer is extended.

         If you do not properly complete the Direction Form or do not return it by the deadline specified, unless the Offer is extended such ADSs will be considered NOT TENDERED.

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         To properly complete your Direction Form, you must do the following:


         (1) On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

             - CHECK BOX 1 if you want ALL of the ADSs credited to your individual account tendered for sale in accordance with the terms of the Offer.

             - CHECK BOX 2 if you want to TENDER A PORTION of the ADSs credited to your individual account. SPECIFY THE PERCENTAGE (in whole numbers) of ADSs credited to your individual account that you want to tender for sale in accordance with the terms of this Offer. IF THIS AMOUNT IS LESS THAN 100%, YOU WILL BE DEEMED TO HAVE INSTRUCTED FIDELITY NOT TO TENDER THE BALANCE OF THE ADSS CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN.

             - CHECK BOX 3 if you do not want the ADSs credited to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such ADSs.

         (2) Date and sign the Direction Form in the space provided.

         (3) Return the Direction Form in the enclosed return envelope so that it is received by Fidelity at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 12:00 Midnight, Eastern time, on Monday, December 13, 1999, unless the Offer is extended. If you wish to return the form by overnight mail, please send it to Fidelity's tabulation agent, Management Information Services, at 61 Accord Park Drive, Norwell, MA 02061. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.

         Your direction will be deemed irrevocable unless withdrawn by 12:00 Midnight, Eastern time, on Monday, December 13, 1999, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at 1-800-835-5091. Your new Direction Form must include your name, address and Social Security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any ADSs credited to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tenders as set forth in this letter.

         After the deadline above for returning the Direction Form to Fidelity, Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of ADSs. Unless the Offer is terminated or amended in accordance with its terms, the Purchaser will then buy all outstanding Shares (and ADSs) that were tendered.

EFFECT OF TENDER ON YOUR ACCOUNT

         Due to the Offer and the elimination of Amway Japan Limited as a Plan investment option, as of 4:00 p.m., Eastern Time, on Tuesday, November 30, 1999, all transactions concerning Amway Japan Limited in the Plan will be frozen. Further, all distributions, loans and withdrawals from balances in ADSs will be frozen after that time. However, balances in ADSs will be utilized to calculate amounts eligible for distributions, loans and withdrawals throughout the freeze.

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         For any ADSs in the Plan that are tendered and purchased by the
Purchaser, the Purchaser will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

         Fidelity will invest proceeds with respect to ADSs credited to your account in the Fidelity Asset Manager as soon as administratively possible after receipt of proceeds. You may call Fidelity at 1-800-835-5091 after the reinvestment is complete to learn the effect of the tender on your account or to exchange the proceeds of the tender of ADSs from Fidelity Asset Manager into other investment options offered under the Plan. Fidelity will complete processing as soon as administratively possible. Fidelity anticipates that the processing will be completed five to seven business days after receipt of proceeds from the Purchaser.

ELIMINATION OF AMWAY JAPAN LIMITED AS PLAN INVESTMENT OPTION

         Amway Corporation, as the Plan sponsor, has informed Fidelity that Amway Japan Limited ADSs will no longer be offered as an investment option in the Plan. Amway will direct Fidelity to liquidate all ADSs that are not tendered as soon as administratively possible after the tabulation of participants' tender instructions is complete. Amway will direct Fidelity to either sell the remaining ADSs on the open market or tender them in the Offer, based on what is in the best interests of the Plan participants and beneficiaries.

           All proceeds received from the sale or tender of Amway Japan Limited ADSs will be invested in Fidelity Asset Manager and credited to participants' accounts. You may call Fidelity at 1-800-835-5091 after the reinvestment is complete to learn the effect of the tender or sale on your account or to exchange the proceeds of the sale of ADSs from Fidelity Asset Manager into other investment options offered under the Plan. Fidelity anticipates the processing will be completed five to seven business days after the proceeds from the sale or tender are received.

         As a result of the freeze described above and the closing of the Amway Japan Limited Stock Fund as of Tuesday, November 30, 1999, contributions into ADSs of Amway Japan Limited will not be permitted. Instead, future contributions will be invested in Fidelity Asset Manager. All future dividends received on the ADSs will also be invested in Fidelity Asset Manager. In order to change the investment fund into which future contributions are to be invested or to exchange the contributions or dividends from Fidelity Asset Manager to other investments options offered under the Plan, please call Fidelity at 1-800-835-5091.

SHARES OUTSIDE THE PLAN

         If you hold Shares or ADSs directly, you will receive, under separate cover, tender offer materials directly from the Purchaser which can be used to tender such ADSs directly to the Purchaser. THOSE TENDER OFFER MATERIALS MAY NOT BE USED TO DIRECT FIDELITY TO TENDER OR NOT TENDER THE ADSS CREDITED TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. The direction to tender or not tender ADSs credited to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Shares or ADSs.

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FURTHER INFORMATION

         If you require additional information concerning the procedure to tender ADSs credited to your individual account under the Plan, please contact Fidelity at 1-800-835-5091. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Shareholder Communications Inc., the Information Agent, at 1-800-223-2064.

                                   Sincerely,

                                   Fidelity Management Trust Company

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